Employment Agreement
                                Richard A. Raisig

     This employment agreement ("Agreement") is made effective on the 26th day of August, 1996, between Microvision, Inc., a Washington corporation (the "Company"), and Richard A. Raisig ("Employee").

     1. Employment. Beginning on the Effective Date (as defined in Section 7), the Company will employ Employee, and Employee will accept employment by the Company, as its Chief Financial Officer and Vice President of Operations.

     2. Duties. Employee's primary duties will consist of those as may be reasonably determined by the Board of Directors or the Chief Executive Officer, and as are generally consistent with the duties of a Chief Financial Officer and Vice President of Operations and include, but are not limited to: Accounting and financial issues related to the Company and operational issues related to the development of the Company. The Board of Directors will assist and work with Employee in the performance of his duties.

     3. Full Time Employee. Employee will be a full-time employee of the Company. Employee will devote his best efforts to the Company's business and will not engage in any activities in conflict with the Company's interest.

          3.1 Term of Employment. Employee will be employed by the Company, unless otherwise terminated as provided for in Section 7, until August 26, 1999.

     4. Compensation. For all services rendered by Employee under this Agreement, the Company will pay Employee as follows from the Effective Date.

          4.1 Base Salary. A base salary of $115,000 per year subject to increases as determined by the Board of Directors. Said salary shall be payable in semi-monthly installments on the fifteenth day and on the last day of each month. In addition, Employee shall receive a signing bonus of $15,000 upon the execution of this Agreement.

          4.2 Stock Option Bonus. In addition to cash compensation set forth above, the Company will pay Employee a bonus payable in common stock options as follows:

               4.2.1 In consideration of the employment relationship and services rendered by Employee, the Company has authorized and hereby grants options to purchase common stock of the Company to Employee upon execution of this Agreement. Employee shall vest in such options on the following schedule:

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

                                               Shares
         Term of Employment               (Pre Reverse Split)    Exercise Price       Exercise Term
         ------------------               -------------------    --------------       -------------
August 26, 1996 through August 25, 1997       100,000            $1.64 per share     December 31, 2002
August 26, 1997 through August 25, 1998       105,000            $2.25 per share     December 31, 2003
August 26, 1998 through August 25, 1999       115,000            $2.75 per share     December 31, 2004

Options due Employee each year shall vest pro rata on the last day of each quarter. The shares noted above are before giving effect to the Company's proposed 1 for 3.2 reverse stock split.

               4.2.2 Employee's entitlement to each successive stock allocation shall vest on the dates indicated above only if Employee continues the term of employment pursuant to Section 3.1. Employee shall immediately vest in all unvested options while employee is employed by the Company, one day before either of the following triggering events:

               1. Upon any sale or public offering of the Company (stock or assets to a third party, other than Employee, whereby fifty (50%) or more of the issued and outstanding stock, as of August 26, 1996 or fifty percent (50%) or more of the Company's assets held by the Company, as of August 26, 1996, (in both cases after adjustment for the proposed initial public offering) are owned by the third party, or

               2. Any merger, consolidation, liquidation or dissolution of the Company.

          4.3 Relocation. Employee shall receive a stipend of $20,000 against documented expenses associated with Employee's relocation from New York, New York to Seattle.

          4.4 Benefits. Employee shall be entitled to all fringe benefits offered generally to the Company's officers and any other benefit plans established by the Company, subject to the rules and regulations in effect regarding participation in such benefit plans. If these benefits do not include full medical and dental benefits, then the Company shall reimburse Employee on a monthly basis for coverage obtained by Employee.

          4.5. Performance Bonus. Employee may also receive a performance bonus in an amount to be determined by the Board of Directors and subject to milestones to be agreed upon by the Employee and the Company. A guaranteed minimum performance bonus of $15,000 shall be granted Employee at the conclusion of the first year of this Employment Agreement and additional bonuses shall be subject to the discretion of the management of the Company and the Compensation Committee.

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     5.   Noncompetition and Confidentiality.

          5.1 Except in provided in Section 7.4 below, during the Employee's employment with the Company and for a period of two (2) years thereafter, Employee will not, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner with the field of laser-or LED-based retinal scanning technologies. Employee shall be deemed to be connected with a business if such business is carried on by a partnership in which he is a general or limited partner, consultant or employee, or a corporation or association of which he is a shareholder, officer, director, employee, member, consultant or agent; provided, that nothing herein shall prevent the purchase or ownership by Employee of shares of less than 1% of the outstanding shares in a publicly or privately held company.

          5.2 Commencing as of the date of this Agreement and continuing until two years after the termination of Employee's employment with the Company, Employee shall not solicit the employment of personnel employed by the Company or by any direct or indirect parent or subsidiary of the Company.

          5.3 Employee agrees that, commencing as of the date of this Agreement and thereafter, he will not, except to the Company, its subsidiaries, and affiliates, communicate or divulge to any person, firm or corporation either directly or indirectly, any confidential or proprietary information relating to the business, customers and suppliers or other affairs of the Company, its parents, subsidiaries and their affiliates other than in the normal cause of performing his duties. Without limited the foregoing, all information concerning procedures and strategy of the Company, its subsidiaries and parents shall be deemed confidential and proprietary information.

     5.4  Change of Control.

          5.4.1 Employee acknowledges that this accord not to compete is essential to the Company and that the Company would not enter into this Agreement if it did not include such accord. Employee shall have no obligation under Sections 5.1 or 5.2 if (i) he leaves the employment of the Company following a Change in Control Event, as defined below, (ii) if the Company terminates this Agreement without cause, or (iii) Employee terminates this Agreement with Cause.

          5.4.2 For purposes of this Agreement, a Change in Control Event shall mean (i) the sale of all or substantially all of the Company's assets or (ii) any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation) that will result in the shareholders of the Company (or, if the Company is at least 80% owned by another entity, the shareholders of the Company's ultimate parent entity, as defined below) immediately prior to such transaction holding, following such transaction, less than fifty percent (50%) of the voting power of the surviving or continuing entity. "Ultimate parent entity" means the entity that directly, or through one or more other entities, owns eighty percent (80%) or more of the Company's voting power.

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
     6. Equitable Relief. Employee acknowledges that any violation by him of this Agreement may cause the Company injury. The Company (acting through its Board of Directors) acknowledges that any violation by the Company of this Agreement may cause Employee injury. Therefore, each party separately agrees that the injured party shall be entitled in addition to any remedies it may have under this Agreement or at law, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party, including, without limitation, Section 5.

     7. Term and Termination.

          7.1 This Agreement is effective (the "Effective Date") as of the date first noted above and unless otherwise terminated as provided in this Section 7, shall remain in effect for a period of three years.

          7.2 This Agreement shall be terminated, to the extent such termination does not conflict with any applicable rights that Employee may have under law (e.g. FMLA,ADA etc.) or any other rights that Employee may have from sources outside this relationship with the Company, upon the following:

               (a) Death of Employee; or

               (b) Inability of Employee to perform his duties for a period of 60 consecutive days due to sickness, disability or any other cause unless Employee is granted a leave of absence by the Board of Directors; or

               (c) For cause as provided in sections 8.1 or 8.2 or 8.3.

          7.3 Termination with Cause by the Company. Employee shall be entitled to compensation earned through the date of termination if termination is with cause by the Company, without cause by Employee or because of Employee's death or disability as provided in Sections 7.2(a) or (b).

          7.4 Termination without Cause by the Company. In the event the Company elects to terminate Employee without cause during the term of this Employment Agreement, Employee shall be entitled to all stock options granted under Section 4 for the quarter during which notice of termination is made to Employee and one
(1) succeeding quarter. In addition, Employee shall be entitled to base salary compensation equal to one year of compensation, as severance, from the date of termination without cause. Further, the period of noncompetition under Section 5 shall be reduced to one (1) year which is the period of severance compensation in the event of Termination without Cause. However, termination under this sub-section in the final year of this Agreement, shall entitle Employee to base salary compensation equal to the remaining portion of that year's compensation, as severance from the date of termination without cause. Termination without cause by the Company must be preceded by a minimum of a sixty (60) day written notice of such termination to the Employee.

          7.5 Resignation by Employee. In the event Employee elects to terminate his relationship with the Company without cause by resigning, or otherwise, Employee shall be entitled to no further cash or stock option compensation from the date of such termination. Furthermore, termination

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
without cause by Employee must be preceded by a minimum of a sixty (60) day written notice of such termination to the Company.

          7.6 Provisions After Termination. Despite termination of this Agreement, and irrespective of whether such termination has been effected with or without cause by either Company or Employee, such termination shall not affect the continuing enforceability of those provisions hereof that are by their terms expressly intended to apply after the termination hereof, including without limitation, those contained in Section 6.

     8. Cause and Breach.

               8.1 Where reference is made in this Agreement to termination by the Company with or without cause, "cause" shall mean cause given by Employee to the Company and is limited to the following:

               (a) Repeated failure or refusal to carry out the reasonable directions of the Board of Directors, provided such directions are consistent with the duties and obligations herein set forth to be performed by Employee; or

               (b) Willful violation of a state or federal law involving the commission of a crime against the Company or a felony materially adversely affecting the Company; or

               (c) Employee's medically confirmed dependence on or abuse of alcohol or any controlled substance; or

               (d) Any material breach of this Agreement or of any covenant herein or the falsity of any material representation or warranty not corrected as provided in Section 8.3 hereof.

          8.2 Where reference is made in this Agreement to termination being by Employee with or without cause, "cause" shall mean any breach of this Agreement by the Company not corrected as provided in Section 8.3 hereof.

          8.3 Whenever a breach of this Agreement by either party is relied upon as a justification for any action taken by a party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and the opportunity to correct such breach during the thirty-day period following such notice.

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     9. Notice. All notices and requests in connection with this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, return receipt requested, telegram or any other customary means of communication addressed as follows:

        Employee:      Richard A. Raisig
                       c/o Microvision, Inc.
                       2203 Airport Way South, Suite 100
                       Seattle, WA  98134

        Company:       Richard F. Rutkowski
                       Microvision, Inc.
                       2203 Airport Way South, Suite 100
                       Seattle, WA  98134

     or to such other address as the party to receive the notice or request shall designate by written notice to the other. The effective date of any notice or request shall be five days from the date it is sent by registered mail, or when delivered to a telegraph company, properly addressed as above with charges prepaid, or when personally delivered.

     10. Assignment.

          10.1 Except as provided in Section 10.2 hereof, the rights of either party shall not be assigned or transferred either voluntarily or by operation of law without the other party's written consent, nor shall the duties of either party be delegated in whole or in part either voluntarily or by operation of law without the other party's written consent. Any unauthorized assignment, transfer or delegation shall be of no force or effect.

          10.2 Notwithstanding Section 10.1 hereof, the Company may assign or delegate all or any part of its rights or obligations under this Agreement to a direct or indirect subsidiary or direct or indirect parent or to any entity owned by such a subsidiary or parent or by merger, consolidation, sale or transfer of all or substantially all of the Company's assets, provided any resulting assignee or transferee succeeds to the obligations of the Company hereunder. All references to the Company shall include any permitted assignee or successor of the Company.

     11. Prior Obligations. Employee represents and warrants to the Company that he may enter into this Agreement and perform his obligations hereunder without violating any contractual commitment to any other person, covenants that in the performance of this duties under this Agreement he will not use or divulge any information of any person he is lawfully required to maintain in confidence.

     12. Preparation of Agreement. Employee acknowledges that this Agreement was prepared by attorneys representing the Company. This Agreement will have tax consequences to Employee. Employee has been advised to consult with an attorney and tax advisor of this choice before entering into this Agreement and he has done so. Employee acknowledges that he has not relied upon any legal or tax advice of the Company's attorney in connection with this Agreement.

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

     13. Miscellaneous.

          13.1 Waiver. No waiver of any of the provisions of this Agreement shall be valid unless in writing, signed by the party against whom such waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

          13.2 Amendments. All amendments to this Agreement shall be made in writing, signed by the parties, and no oral amendment shall be binding on the parties.

          13.3 Integration. This agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and cancels all other prior agreements and understandings of the parties in connection with such subject matter.

          13.4 Severability. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provisions or provisions hereof unenforceable or invalid. If any one or more of the provisions of this Agreement shall for any reason by excessively broad as to duration, scope, activity or subject, it shall be construed by reducing such provision, so as to be enforceable to the extent compatible with applicable law.

          13.5 Headings. The headings or titles of this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

          13.6 Governing Law. This Agreement will be governed by the laws of the State of Washington.

     14. Arbitration of Claims. A claim by either party for breach or enforcement of a provision of this Agreement is subject to binding arbitration through Judicial Arbitration and Mediation Services/Endispute ("JAMS"), to be held before such arbitrator as the parties may agree or, if they are unable to do so, to be elected by obtaining five proposed arbitrators from JAMS and alternatively striking names until one name remains. The arbitration shall be conducted according to the Judicial Arbitration and Mediation Services Rules of Practice and Procedure then in effect. A claim shall be initiated by calling JAMS at 622-JAMS. The decision of the arbitrator shall be final and conclusive and the parties waive the right to trial de novo or appeal, excepting only for the purpose of enforcing the arbitrator's decision, for which purpose the parties agree that the Superior Court of King County, Washington shall have jurisdiction. The substantially prevailing party will be entitled to recover reasonable attorney's fees and costs of bringing or defending the arbitration and any action for enforcement, the amount of the awards to be determined by the arbitrator and the compensation, for benefits under a benefits plan that contains an arbitration provision or for enforcement of Sections 4 or 5 above.

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
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above written.

EMPLOYEE:                          COMPANY:

                                   MICROVISION, INC.

/s/                                /s/
-------------------------------    ------------------------------
Richard A. Raisig                  Richard F. Rutkowski
                                   Chief Executive Officer